UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

[ ]	Preliminary Information Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]	Definitive Information Statement

LATITUDE 360, INC.

(Name of Registrant As Specified In Its Charter)

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[ ]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

LATITUDE 360, INC.

6022 San Jose Blvd.

Jacksonville, Florida 32217

NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS

To the Shareholders of Latitude 360, Inc.:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to written consent of a majority of our shareholders dated December 12, 2014, in lieu of a special meeting of shareholders:

•	The adoption of our Amended and Restated Articles of Incorporation, which vests our board of directors with the authority from time to time to issue shares of our previously authorized preferred stock in one or more series, and to determine the voting powers (if any), designations, preference and other special rights and attributes applicable to each series of preferred stock so designated, and which otherwise makes no material changes to our existing Articles of Incorporation.

This Notice and the attached Information Statement are being circulated to advise the shareholders of certain actions already approved by written consent of the shareholders who collectively hold a majority of the voting power of our common stock. Therefore, this Notice and the attached Information Statement are being sent to you for informational purposes only.

By Order of the Board of Directors

/s/ Brent Brown
Brent Brown Chief Executive Officer

February 27, 2015

LATITUDE 360, INC.

INFORMATION STATEMENT

Unless otherwise noted, references to the “Company,” “we,” “our,” or “us” mean Latitude 360, Inc., a Nevada corporation. Our principal executive offices are located at 6022 San Jose Blvd., Jacksonville, Florida 32217; telephone: (904) 730-0011.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are furnishing this Information Statement in connection with action taken by shareholders holding a majority of the outstanding shares of our common stock. On December 12, 2014, our board of directors adopted resolutions proposing and declaring advisable the following action:

The adoption of our Amended and Restated Articles of Incorporation (the “Restated Charter”), which vests our board of directors with the authority from time to time to issue shares of our previously authorized preferred stock in one or more series, and to determine the voting powers (if any), designations, preference and other special rights and attributes applicable to each series of preferred stock so designated, and which otherwise makes no material changes to our existing Articles of Incorporation.

Our board of directors also recommended submitting the Restated Charter to our shareholders for their approval.

There will not be a meeting of shareholders and none is required under the Nevada Revised Statutes, or the NRS, because these actions have been approved by written consent of the holders of a majority of the outstanding shares of our common stock.

This Information Statement is being mailed on or about March 2, 2015, to the holders of our common stock as of January 8, 2015 (the “Record Date”).

We prepared and distributed this Information Statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer or any associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the Restated Charter that is not shared by all other shareholders pro-rata, and in accordance with their respective interests.

VOTING AND VOTE REQUIRED

We are not seeking a consent, authorization or proxy from you. Section 78.320 of the NRS generally provides that any action required to be taken at any annual or special meeting of shareholders of a corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Approval by the holders of at least a majority of the outstanding shares of our common stock was required to approve the Restated Charter.

As of the close of business on the Record Date, we had outstanding 127,088,784 shares of common stock, par value $.001 per share. Each holder of our common stock on that date was entitled to cast one vote for each share of common stock registered in the holder’s name.

By written consent dated December 12, 2014, as permitted by Section 78.320 of the NRS, shareholders of record representing a majority of shares of common stock enabled to vote as of the Record Date (the “Majority Holders”) approved the Restated Charter. We are mailing this Information Statement to all shareholders of record as of the Record Date, including those shareholders who did not execute a consent.

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The Amendment became effective upon the filing of the Restated Charter with the Secretary of State of Nevada on December 16, 2014. A copy of the Restated Charter is attached to this Information Statement as Exhibit A.

Under Nevada law there are no appraisal rights available to our shareholders in connection with the Amended and Restated Articles of Incorporation.

NOTICE PURSUANT TO SECTION 78.320

This accompanying information statement also constitutes notice under Section 78.320 of the Nevada Revised Statutes that the adoption of the Restated Charter was taken by written consent of the Majority Holders.

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AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION TO

CREATE “BLANK CHECK” PREFERRED STOCK

Our Articles of Incorporation, as in effect prior to the adoption of the Restated Charter, authorized the issuance of 20,000,000 shares of preferred stock. On December 12, 2014 our board of directors approved the Restated Charter, including provisions which vest our board of directors with the authority from time to time to issue shares of the previously authorized preferred stock in one or more series, and to determine the voting powers (if any), designations, preference and other special rights and attributes applicable to each series of preferred stock so designated, commonly referred to as “blank check” preferred stock. “Blank check” preferred stock permits our board of directors, in its discretion, to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by our board of directors from time to time in the future, without shareholder approval. A copy of the Restated Charter is attached to this Information Statement as Exhibit A.

Our board of directors believes that the creation of the blank check preferred stock is in our best interests as well as that of our shareholders, as our board believes that it is advisable to create “blank check” preferred stock for issuance in connection with possible future transactions such as corporate mergers, acquisitions, other business combinations or future financings and other uses not presently determinable and as may be deemed to be feasible and in our best interests. In addition, the urgencies of possible transactions and/or financings may make it impractical or otherwise inadvisable to seek shareholder approval for the issuance of preferred stock; and our board of directors believes that it is desirable that we have the flexibility to issue preferred stock without further shareholder action, except as otherwise provided by law.

Pursuant to the Restated Charter, subject to the provisions of thereof and the limitations prescribed by law, our board of directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders. Our board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to our best interests and those of our shareholders. The Restated Charter gives our board of directors flexibility, without further shareholder action, to issue preferred stock on such terms and conditions as they deem to be in the best interests of our company and our shareholders.

Our board of directors believes that the authorization of undesignated shares of “blank check” preferred stock provides us with greater flexibility with respect to our capital structure for such purposes as corporate mergers, acquisitions, other business combinations or future financings. Blank check preferred stock is commonly authorized by publicly traded companies and is frequently used as a means of raising capital and making acquisitions. In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock. By authorizing a class of “blank check” preferred stock, we believe that we will have increased flexibility in structuring future transactions.

Effects of the Authorization of “Blank Check” Preferred Stock

Approval of the creation of the blank check preferred stock could have material anti-takeover consequences, including that our prior Articles of Incorporation did not vest our board of directors with authority to designate one or more series of preferred stock having differing rights and preferences. Pursuant to the Restated Charter, our board of directors will be able to issue up to 20,000,000 preferred shares, in one or more series and with such rights and preferences, including voting rights, as they determine without further shareholder approval. Our board of directors could designate one or more series of preferred shares with rights and preferences, including super-majority voting rights, and issue the preferred shares, the preferred shares could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The ability to issue preferred shares with special rights and preferences may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that future investors might be willing to pay in the future for our common shares. This could have the effect of delaying, deferring or preventing a change in control of our company. The issuance of preferred shares could also effectively limit or dilute the voting power of our shareholders. Accordingly, such provisions of our Restated Charter may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interests of our shareholders.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information as to the stock ownership of (i) each person known by the Company to own beneficially more than five percent of the Company’s Common Stock, (ii) each of the Company’s officers and directors, and (iii) the Company’s executive officers and directors as a group. Except otherwise set forth in the notes to the table, the business address of each shareholder is c/o the Company, 6022 San Jose Blvd., Jacksonville, Florida 32217. Information provided as to 5% shareholders other than our employees or management is based solely on forms 13D or 13G filed with the Securities and Exchange Commission and subsequent issuances by the Company.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 127,088,784 shares outstanding as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Common Stock
Brent W. Brown (1)	13,758,330	10.7%
Gregory S. Garson (2)	10,182,125	7.9%
Ken H. Adams	0	_
John Timothy Gannon	0	_
John Alexon (3)	5,045,459	4.0%
Michael G. Simon (4)	3,133,306	2.4%
Casey Gunnell (5)	237,975	*
Michael Norris (6)	93,395	*
All Directors and Executive Officers as a group (8 persons)	32,450,590	24.5%

*	Less than 1%.
(1)	Consists of (i) 12,201,750 shares held by Structured Holdings II, LLC, which is 100% owned by Brent W. Brown and Antonia Z. Brown, as tenants by the entirety, and (ii) 1,556,580 shares subject to stock options held by Mr. Brown that are currently exercisable.
(2)	Consists of (i) 27,110 shares held directly by Mr. Garson, (ii) 1,556,680 shares subject to stock options held by Mr. Garson that are currently exercisable and (iii) 8,598,335 shares held by Jupiter III Holdings, LLC. Mr. Garson disclaims beneficial ownership of the shares of the Company's common stock held by Jupiter III Holdings, LLC, except to the extent of his pecuniary interest therein.

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(3)	Consists of (i) 1,695,792 shares held directly by Mr. Alexon, (ii) 227,261 shares subject to stock options held by Mr. Alexon that are currently exercisable and (iii) 3,122,406 shares held by the Laura E. Alexon Trust. Mr. Alexon disclaims beneficial ownership of the shares of the Company's common stock held by the Laura E. Alexon Trust, except to the extent of his pecuniary interest therein.
(4)	Consists of (i) 1,597,480 shares held directly by Mr. Simon, (ii) 134,904 shares subject to stock options held by Mr. Simon that are currently exercisable and (iii) 1,400,922 shares subject to warrants held by Mr. Simon that are currently exercisable.
(5)	Consists of (i) 88,695 shares held directly by Mr. Gunnell and (ii) 145,280 shares subject to stock options held by Mr. Gunnell that are currently exercisable.
(6)	Consists of shares subject to stock options held by Mr. Norris that are currently exercisable.

ADDITIONAL INFORMATION

We are subject to the information of the Exchange Act and, in accordance with the requirements of the Exchange Act, file reports and other information with the Securities and Exchange Commission (the “SEC”). Copies of these reports and other information may be viewed at the SEC’s website at www.sec.gov.

DISTRIBUTION OF INFORMATION STATEMENT

The cost of distributing this Information Statement has been borne by us. The distribution will be made by mail.

By Order of the Board of Directors

/s/ Brent Brown
Brent Brown Chief Executive Officer

February 27, 2015

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Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LATITUDE 360, INC.

December __, 2014

Pursuant to the provisions of the Nevada Revised Statutes (“NRS”) Sections 78.390 and 78.403, the undersigned officer of LATITUDE 360, INC., a Nevada corporation (the “Corporation”), does hereby certify as follows:

(A) that the board of directors (the “Board”) of the Corporation duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring said amendment and restatement to be advisable;

(B) that the amendment and restatement of the Articles of Incorporation as set forth below has been approved by the vote of at least a majority of the voting power of the shareholders of the Corporation, which is sufficient for approval thereof; and

(C) that the undersigned officer has been authorized and directed by the Board to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in their entirety to this date as follows:

ARTICLE I
NAME

The name of the Corporation shall be LATITUDE 360, INC.

ARTICLE II
CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), and 20,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”). The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the Board pursuant to Section 4 of this Article II.

Section 2. Common Stock.

(a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board out of assets legally available therefor.

(b) Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be voted on by the stockholders of the Corporation.

(c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

Section 3. Action of Stockholders.

(a) General. Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders, in person or by proxy.

(b) No Cumulative Voting. Stockholders of the Corporation shall not have the right to cumulate votes for the election of directors.

(c) Stockholder Voting on Extraordinary Actions. Notwithstanding any provision to the contrary herein, in the Bylaws of the Corporation or in the NRS, the vote of stockholders of the Corporation required to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of the Corporation not in the usual and regular course of business, or dissolution of the Corporation shall be a majority of the outstanding voting power of the Corporation.

Section 4. Preferred Stock.

(a) Designation. The Board is hereby vested with the authority from time-to-time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time-to-time, and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating to shares of Preferred Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside these Amended and Restated Articles of Incorporation), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Stock or any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable).

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board, fixing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board to be issued shall be made and signed by, acknowledged and filed in the manner prescribed by the NRS. The Board is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

ARTICLE III
DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The authorized number of directors of the Corporation shall be fixed from time-to-time (and increased or decreased) as provided in the Bylaws of the Corporation.

Section 2. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for the unexpired portion of the term. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Limitation of Personal Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any amendment to or repeal of this Section 3 shall not adversely affect a director of the Corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

Section 4. Indemnification of Directors and Officers.

(a) Indemnification.

(i) For purposes of this Section 4, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Article, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii) Indemnification pursuant to this Article shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(b) Indemnification of Employees and Other Persons. The Corporation may, by action of its Board and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Amended and Restated Articles of Incorporation or the Corporation’s Amended and Restated Bylaws, any agreement, vote of stockholders or directors, or otherwise.

(d) Amendment. If, after the effective date of this Section 4, the NRS are amended to authorize further indemnification of directors or officers, then directors and officers of this corporation shall be indemnified to the fullest extent permitted by the Act

(e) Severability. If any provision of this Section 4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

Section 5. Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the Corporation in these Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that a director or officer of the Corporation is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

Section 6. Repeal And Conflicts. Any repeal or modification of Sections 3 through 5 above approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 through 5 of this Article and any other article of these Amended and Restated Articles of Incorporation, the terms and provisions of Sections 3 through 5 of this Article shall control.

[Signature on following page]

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by Brent Brown, as Chief Executive Officer of Latitude 360, Inc. as of the date first above written.

Brent Brown, Chief Executive Officer